UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

July 10, 2007

(Date of earliest event reported)

ALASKA AIR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-8957	91-1292054
(Commission File Number)	(IRS Employer Identification No.)

19300 International Boulevard, Seattle, Washington	98188
(Address of Principal Executive Offices)	(Zip Code)

(206) 392-5040

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

References in this report on Form 8-K/A to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified. Alaska Airlines, Inc. and Horizon Air Industries, Inc. are referred to as “Alaska” and “Horizon,” respectively, and together as our “airlines.”

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-K is being submitted to correct the second quarter capacity forecast for Alaska Airlines. In the original filing on July 10, 2007, second quarter capacity was estimated to be 6.128 billion available seat miles. The correct capacity should have been 6.140 billion available seat miles. This Form 8-K/A supersedes the Form 8-K furnished on July 10 and replaces it in its entirety. All other information provided in this amendment remains unchanged from the information previously furnished.

FORWARD-LOOKING INFORMATION

This report contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. Some of the things that could cause our actual results to differ from our expectations are:

•	the competitive environment and other trends in our industry;

•	changes in our operating costs, including fuel, which can be volatile;

•	labor disputes and our ability to attract and retain qualified personnel;

•	the amounts of potential lease termination payments with lessors for our remaining MD-80 leased aircraft and related sublease payments from sublessee, if applicable;

•	our significant indebtedness;

•	compliance with our financial covenants;

•	potential downgrades of our credit ratings and the availability of financing;

•	the implementation of our growth strategy;

•	our ability to meet our cost reduction goals;

•	operational disruptions;

•	general economic conditions, as well as economic conditions in the geographic regions we serve;

•	the concentration of our revenue from a few key markets;

•	actual or threatened terrorist attacks; global instability and potential U.S. military actions or activities;

•	insurance costs;

•	changes in laws and regulations;

•	increases in government fees and taxes;

•	our inability to achieve or maintain profitability;

•	fluctuations in our quarterly results;

•	an aircraft accident or incident;

•	liability and other claims asserted against us;

•	our reliance on automated systems; and

•	our reliance on third-party vendors and partners.

For a discussion of these and other risk factors, see Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

ITEM 7.01.	Regulation FD Disclosure

Pursuant to 17 CFR Part 243 (“Regulation FD”), the Company is submitting information relating to its financial and operational outlook for 2007. This report includes information regarding forecasts of available seat miles (ASMs), cost per available seat mile (CASM) excluding fuel consumption, as well as certain actual results for revenue passenger miles (RPMs), load factor and revenue per available seat mile (RASM), for its subsidiaries Alaska Airlines, Inc. and Horizon Air Industries, Inc. Our disclosure of operating cost per available seat mile, excluding fuel, provides us the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expense per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

In accordance with General Instruction B.2 of Form 8-K, the information in this report shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. This report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

Alaska Airlines

The Alaska mainline information below excludes contract flying provided by Horizon and contract flying between Anchorage and Dutch Harbor, AK, provided by a third party. As described in previous filings, Alaska reclassified the revenues and costs for prior periods that are associated with the Dutch Harbor flying. As a result of this reclassification, second quarter 2006 mainline total RASM that was originally reported as 12.18 cents will now be reported as 12.10 cents. CASM excluding fuel and other noted items for the second quarter of 2006 that was originally reported as 7.92 cents will now be reported as 7.85 cents.

Alaska Mainline Revenue and Traffic Information

Alaska’s June mainline traffic increased 4.9% to 1.723 billion RPMs from 1.642 billion flown a year earlier. Mainline capacity during June was 2.119 billion ASMs, 5.2% higher than the 2.014 billion in June 2006. The mainline passenger load factor (the percentage of available seats occupied by fare-paying passengers) for the month was 81.3%, compared to 81.5% in June 2006. The airline carried 1,645,900 passengers, compared to 1,579,100 in June 2006.

Mainline passenger RASM for May 2007 was down 2.3% compared to the prior year as a result of a 1.8% drop in passenger yields and a 0.4-point decline in year-over-year load factor. In April 2007, mainline passenger RASM declined by 2.8%. The decrease was due to a 1.8-point year-over-year decline in load factor and a 0.7% decline in passenger yield. Year-over-year mainline total RASM was down 3.2% in May 2007 and 1.5% in April 2007 when compared to the prior year.

Alaska Mainline Capacity and Unit Cost Information

	Forecast Q2 2007	Change Yr/Yr
Capacity (ASMs in millions)	6,140	5%
Fuel gallons (000,000)	89.0	1%
Cost per ASM as reported on a GAAP basis (cents)*	10.7	(2)%
Less: Fuel cost per ASM (cents)*	3.3	11%

Cost per ASM excluding fuel (cents)*	7.4	(6)%

*	For Alaska, our forecasts of mainline cost per ASM and fuel cost per ASM are based on forward-looking estimates, which will likely differ from actual results due to several factors including, but not limited to, the volatility of fuel prices. Fuel cost per ASM above includes our estimate of raw fuel cost for the second quarter and the actual adjustments to our fuel-hedging portfolio in April and May. See page 6 “Other Financial Information – Calculation of Economic Fuel Cost per Gallon” below for additional information regarding fuel costs.

Alaska Regional Flying Information

As discussed in our Form 10-Q for the quarter ended March 31, 2007, Alaska and Horizon entered into a capacity purchase agreement (CPA) effective January 1, 2007. Prior to 2007, there was a revenue sharing arrangement in place whereby Alaska made a payment to Horizon if certain incentive markets resulted in losses for Horizon. Alternatively, Horizon made a payment to Alaska if those incentive markets were profitable. As disclosed previously, we believe Alaska’s regional flying costs paid to Horizon will exceed regional flying revenues for those markets in the second quarter, but not to the extent they did in the first quarter of 2007.

Horizon Air

Horizon Total System and Line-of-Business Revenue Information

In May 2007, Horizon’s total RASM increased 5.6%, compared to May 2006. The year-over-year total RASM increase in April 2007 was 1.6%. The increase in total RASM is affected by changes in the mix of flying among Horizon’s three distinct lines of business: brand flying, capacity purchase agreement flying with Alaska (Alaska CPA), and capacity purchase agreement flying with Frontier Airlines (Frontier CPA).

Horizon brand flying includes those routes in the Horizon system not covered by the Alaska and Frontier CPAs. Horizon bears the revenue risk in those markets and, as a result, traffic, yield and load factor impact revenue recorded by Horizon. In both CPA arrangements, Horizon is insulated from market revenue factors and is guaranteed contractual revenue amounts based on operational capacity. Horizon’s revenue from the Alaska CPA and Alaska’s related costs are eliminated in consolidation.

Horizon’s line-of-business information is summarized for April and May as follows:

	Current % of	Year-over-year change
	Total ASMs	ASMs	Load Factor		Yield	RASM
April 2007

Brand Flying	50	18%	(2.4	) pts	(7.7)%	(10.2)%
Alaska CPA	34	23%	NM		NM	2.1%
Frontier CPA	16	(28)%	NM		NM	6.0%

Total System	100%	8.3%	(3.8	) pts	7.1%	1.6%

May 2007

Brand Flying	50	16%	0.5	pts	(6.0)%	(5.0)%
Alaska CPA	35	26%	NM		NM	2.4%
Frontier CPA	15	(31)%	NM		NM	10.2%

Total System	100%	7.9%	(1.2	) pts	7.6%	5.6%

NM:	Not meaningful. Because Horizon is insulated from market revenue factors and is guaranteed contractual revenue amounts based on operational capacity, yield and load factor information is not presented.

As noted above, the increase in April and May total RASM is affected by changes in the mix of flying among Horizon’s three lines of business. The Frontier CPA produces relatively low RASM because of the nature of the contract and the longer haul nature of the flying. As capacity is redeployed from the Frontier CPA to higher RASM Horizon brand and Alaska CPA flying, overall system RASM will increase. However, unit costs increase as well.

Horizon Traffic

Horizon’s June total system traffic increased 8.0% to 258.2 million RPMs from 239.0 million flown a year earlier. Capacity during June was 325.9 million ASMs, 8.0% higher than the 301.8 million in June 2006. The passenger load factor for the month was 79.2%, matching the 79.2% in June 2006. The airline carried 674,700 passengers, compared to 608,200 in June 2006.

We also believe it is useful to evaluate operational information for Horizon’s “network” flying (which excludes those flights operated as Frontier JetExpress) because it is indicatative of the level of activity for those aircraft with Horizon livery, regardless of the revenue arrangement. June network traffic increased 22.5% to 223.7 million RPMs from 182.6 million flown a year earlier. Network capacity for June was 278.5 million ASMs, 20.1% higher than 231.8 million June 2006. The passenger load factor for the month was a record 80.3%, compared to 78.8% in June 2006. The airline carried 610,000 passengers on network flights, compared to 516,200 in June 2006.

Horizon Total System Capacity and Unit Cost Information

	Forecast Q2 2007	Change Yr/Yr
Capacity (ASMs in millions)	971	8%
Fuel gallons (000,000)	15.6	18%
Cost per ASM as reported on a GAAP basis (cents)*	18.9	12%
Less: Fuel cost per ASM (cents)*	3.8	31%

Cost per ASM excluding fuel (cents)*	15.1	8%

*	For Horizon, our forecasts of cost per ASM and fuel cost per ASM are based on forward-looking estimates, which will likely differ significantly from actual results. There are several factors impacting our estimates including, but not limited to, the volatility of fuel prices. Fuel cost per ASM above includes our estimate of raw fuel cost for the second quarter and the actual adjustments to our fuel hedging portfolio in April and May. See below for additional information regarding fuel costs.

Other Financial Information

Liquidity and Capital Resources

As of June 30, 2007, Air Group cash and short-term investments totaled approximately $986 million.

Fuel Hedging

We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less the cash we receive from hedge counterparties for hedges that settle during the period, offset by the premium expense that we recognize. A reconciliation of economic fuel expense to our GAAP fuel expense is presented below. GAAP fuel expense is defined as the raw fuel cost plus the effect of mark-to-market adjustments that we include in our income statement as the value of our fuel-hedging portfolio increases and decreases. A key difference between GAAP fuel expense and economic fuel expense is the timing of gain or loss recognition.

Calculation of Economic Fuel Cost Per Gallon

April and May 2007 (unaudited)	Alaska Airlines ($ in millions)	Alaska Airlines Cost/Gal	Horizon Air ($ in millions)	Horizon Air Cost/Gal
Raw or “into-plane” fuel cost	$126.5	$2.16	$23.1	$2.25
Gains on settled hedges	(2.6)	(0.05)	(0.5)	(0.05)

Economic fuel expense	$123.9	$2.11	$22.6	$2.20

Adjustments to reflect timing of gain or loss recognition resulting from mark-to-market accounting	11.8	0.20	2.3	0.22

GAAP fuel expense	$135.7	$2.31	$24.9	$2.42

Economic fuel expense per gallon for the quarter is expected to be approximately $2.14 for Alaska and $2.20 for Horizon. June adjustments to reflect timing differences resulting from mark-to-market accounting are expected to be a gain of approximately $12.3 million for Air Group, bringing the total loss resulting from these adjustments to approximately $1.8 million for the quarter.

The majority of the Company’s hedge instruments are call options. Call options are intended to effectively cap our pricing on the crude oil component of fuel prices. With call option contracts, we benefit from the decline in crude oil prices, as there is no downward exposure other than the premiums we pay to enter into the contracts. These premiums are expensed when the contracts settle. Alaska Air Group’s future hedge positions are as follows:

	Approximate % of Expected Fuel Requirements	Approximate Crude Oil Price per Barrel
Second Quarter 2007	53%	$57.31
Third Quarter 2007	50%	$57.12
Fourth Quarter 2007	46%	$60.90
First Quarter 2008	36%	$61.92
Second Quarter 2008	29%	$63.53
Third Quarter 2008	21%	$63.94
Fourth Quarter 2008	23%	$64.20
First Quarter 2009	5%	$67.68
Second Quarter 2009	5%	$67.50
Third Quarter 2009	6%	$68.25

Operating Fleet Plan

The following table summarizes firm aircraft commitments for Alaska (B737-800) and Horizon (Q400) by year, excluding aircraft that have already been delivered in 2007.

	2007	2008	2009	2010	Thereafter	Total
B737-800	7	12	5	6	3	33
Q-400	2	3	12	—	—	17

Totals	9	15	17	6	3	50

In addition to the firm orders noted above, Alaska has options to acquire 48 additional B737-800s and purchase rights for two more. Alaska expects to exercise additional options and purchase rights for B737-800s. Horizon has options to acquire 20 Q400s.

Giving consideration to the current fleet transition plan, the following table displays the currently anticipated fleet count for Alaska and Horizon as of the end of each of the remaining quarters in 2007 and as of December 31, 2006 and 2008:

	Seats	31-Dec-06	30-Jun-07	30-Sep-07	31-Dec-07	31-Dec-08
Alaska Airlines
737-200C**	111	2	—	—	—	—
737-400F**	—	1	1	1	1	1
737-400C**	72	—	4	4	5	5
737-400	144	39	35	35	34	34
737-700	124	22	20	20	20	20
737-800*	157	15	22	25	29	42
737-900	172	12	12	12	12	12
MD80	140	23	20	17	15	—

Totals		114	114	114	116	114

Horizon Air		31-Dec-06	30-Jun-07	30-Sep-07	31-Dec-07	31-Dec-08
Q200	37	28	22	19	16	11
Q400	74-76	20	31	33	33	36
CRJ-700	70	21	21	21	21	20

Totals		69	74	73	70	67

*	The total assumes Alaska will identify one airplane for delivery in 2008 from Boeing or a lessor.
**	F=Freighter; C=Combination freighter/passenger

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC.
Registrant

Date: July 10, 2007

/s/ Brandon S. Pedersen
Brandon S. Pedersen
Vice President/Finance and Controller

/s/ Bradley D. Tilden
Bradley D. Tilden
Executive Vice President/Finance and Planning and Chief Financial Officer